Exhibit 99.1

Press Release

Verint Closes $200 Million Investment by Funds Advised by Apax Partners

Investment Made in Connection with Verint’s Plan to Separate into Two Independent Public Companies

MELVILLE, N.Y., May 7, 2020 — Verint® Systems Inc. (NASDAQ: VRNT) today announced it has closed the first tranche under the two tranche investment agreement with funds advised by Apax Partners signed in December in connection with Verint’s plan to separate into two independent public companies. In connection with the closing, Jason Wright, Partner at Apax Partners, has been appointed to Verint’s Board of Directors.

“I am pleased to welcome Jason to our Board and to have Apax as a strategic partner. Apax has a proven track record of creating value by partnering with leading software companies around the world, including significant experience in both cloud transitions and carve-outs. The investment represents a strong vote of confidence in our strategy and future growth opportunities,” said Dan Bodner, CEO of Verint.

Mr. Wright added, “We are excited to partner with Verint and help the Board complete the separation, enabling both businesses to achieve their full potential. Verint’s Customer Engagement business is a market leader and we look forward to working with management to execute its cloud strategy and extend its market leadership.”

The $200 million first tranche investment is in the form of convertible preferred stock with an initial conversion price of $53.50. Following the closing, Verint’s balance sheet includes more than $800 million of cash and short-term investments. Additional information can be found in the Form 8-K that will be filed today with the U.S. Securities and Exchange Commission.

About Verint Systems Inc.

Verint® is a global leader in Actionable Intelligence® solutions with a focus on customer engagement optimization and cyber intelligence. Today, over 10,000 organizations in more than 180 countries—including over 85 percent of the Fortune 100—count on intelligence from Verint solutions to make more informed, effective and timely decisions. Learn more about how we’re creating A Smarter World with Actionable Intelligence® at www.verint.com.

This press release contains “forward-looking statements,” including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks, uncertainties and assumptions, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, and other filings we make with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, Verint assumes no obligation to update or revise them or to provide reasons why actual results may differ.

VERINT, ACTIONABLE INTELLIGENCE, THE CUSTOMER ENGAGEMENT COMPANY, CUSTOMER ENGAGEMENT SOLUTIONS, and CYBER INTELLIGENCE SOLUTIONS are trademarks of Verint Systems Inc. or its subsidiaries. Verint and other parties may also have trademark rights in other terms used herein.

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Investor Relations Contact:

Alan Roden

Verint Systems Inc.

(631) 962-9304

alan.roden@verint.com